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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

HAMBURG, NY, February 6, 2014 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2013.

HIGHLIGHTS OF THE 2013 FOURTH QUARTER AND YEAR-END

•	Net income for 2013 was $7.9 million compared with a record $8.1 million in 2012.
•	Loans increased 11.3% for the year to $647.0 million.
•	Total deposits increased $27.6 million, or 4.1%, over 2012, driven by 13.4% growth in demand deposits.
•	Fourth quarter net interest income of $7.3 million increased 3.4% over the prior-year period on strong loan and non-interest bearing demand deposit growth.
•	Fourth quarter net income was $1.7 million, or $0.39 per diluted share, compared with $2.1 million, or $0.51 per diluted share, in the fourth quarter of 2012.

Net income was $1.7 million in the fourth quarter of 2013, down from $2.1 million in the fourth quarter of 2012, primarily as a result of a $0.4 million increase in the provision for loan and lease losses in the current quarter.  The prior-year period benefitted from a $129 thousand release of loan and lease loss reserves as the Company’s leasing portfolio credit quality continued to improve.  As a result, return on average equity was 8.35% for the fourth quarter of 2013 compared with 11.33% in the fourth quarter of 2012.

For the full year 2013, Evans had net income of $7.9 million, or $1.85 per diluted share, down slightly from net income of $8.1 million, or $1.95 per diluted share, in the prior year.  The return on average equity for 2013 was 10.06% compared with 11.20% for 2012.

“Our strong performance in 2013, which approached last year’s record earnings, clearly demonstrates the sustainability of our community banking model, our niche in the marketplace, and the performance we are attaining through our growth,” commented David J. Nasca, Evans Bancorp President and CEO.  “With our focus on being a full-service advisor to our customers, we expanded our customer base and continued to strengthen our balance sheet with strong loan and core deposit growth.”

Fourth Quarter 2013 Net Interest Income

Net interest income was $7.3 million for the fourth quarter, an increase of 3.4% from the prior-year period, and up 2.4% from the trailing third quarter of 2013.  Growth in loans and non-interest bearing demand deposits drove the increase over both the prior-year period and the trailing quarter.

Net interest margin improved 6 basis points to 3.85% compared with 3.79% in the trailing third quarter, and primarily reflects an increase in interest-earning assets.  Net interest margin also improved over the 2012 fourth quarter rate of 3.78%.  The increase in net interest margin from the prior-year period was due to a 24 basis point decrease in pricing on Evans’ interest bearing liabilities, partially offset by a 13 basis point decrease in the yield on interest-earning assets.

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

The provision for loan and lease losses was $0.2 million in the reported quarter, up $0.4 million from the prior-year period, during which a release of loss reserves was recorded as a result of improvement in the leasing portfolio’s credit quality.  When compared with the trailing third quarter of 2013, the provision decreased by $0.5 million.  In the prior quarter, the termination of the FDIC loss share agreement related to the Company’s 2009 acquisition of Waterford Village Bank resulted in a $0.6 million loan loss provision and a corresponding gain of $0.7 million in non-interest income.

Fourth Quarter 2013 Non-Interest Income

Non-interest income was $3.0 million, or 29.1% of total revenue, in the quarter, down $0.3 million, or 8.0%, from the prior-year period.  Service charges on deposits increased 2.4% to $510 thousand from the prior-year period as a result of growing commercial deposit transactional relationships which have historically higher fees.  This was off-set by a $0.3 million decrease in other income, mostly as a result of a reduction in premiums on sales of residential mortgages. The Company has booked originated residential mortgages in 2013 rather than selling the mortgages to FNMA as was done in 2012.  Insurance agency revenue of $1.6 million was down $25 thousand, or 1.6%, from the 2012 fourth quarter, due mostly to decreases in commercial lines revenue.  Compared with the trailing third quarter of 2013, total non-interest income increased by 15.3%, mostly related to the loss on a tax credit investment in the third quarter of 2013.

Fourth Quarter 2013 Non-Interest Expense

Total non-interest expense was $7.7 million, an increase of 6.9% from the prior-year period.  Personnel expenses, the largest expense item for the Company, were up $521 thousand, or 12.8%, from the prior-year period, and reflect merit increases and personnel hires to support the Company’s growth strategy. These strategic additions impacted the current quarter; however, the Company has efficiently managed the full year’s non-interest expense as compared with prior year, as discussed below.

Income tax expense for the quarter was $0.8 million, representing an effective tax rate of 31.3% compared with an effective tax rate of 35.8% in the fourth quarter of 2012.  The decrease in tax rate was primarily due to higher tax exempt income as a percentage of total income.

2013 Year-end Balance Sheet Highlights

Total assets grew 2.9% to $833.5 million at December 31, 2013, from $809.7 million on December 31, 2012, and were up 0.8% from $827.0 million at the end of the 2013 third quarter.  Loans grew 11.3% in the year to end at $647.0 million from $581.3 million at December 31, 2012.  Loans also grew in the fourth quarter and were up 3.4% from $625.6 million at September 30, 2013.

Investment securities were $104.9 million at the end of the year, up 5.9% from the end of 2012 and up 5.8% from the trailing 2013 third quarter.

Total deposits increased $27.6 million, or 4.1%, to $706.6 million at December 31, 2013, from
$679.0 million at December 31, 2012, and increased $4.0 million, or 0.6%, from the 2013 third quarter-end.  The year-over-year growth was attributable to deposit increases in commercial demand deposits and consumer savings deposits.  The increase from the 2013 third quarter was the result of savings deposit growth.

Asset Quality

There were net recoveries from two prior-year charged off loans in the fourth quarter, resulting in a (0.15%) ratio of net charge offs to average total loans and leases.  This was an improvement from net charge offs of 0.24% in the fourth quarter of 2012 and 0.09% in the third quarter of 2013.

The ratio of non-performing loans and leases to total loans and leases increased to 2.12% at the end of 2013, from 1.38% at year-end 2012, but decreased from 2.29% at September 30, 2013.  Of the

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

$13.7 million in non-performing loans and leases at the end of 2013, approximately $8.0 million was due to one well collateralized commercial real estate loan, which has been successfully restructured with a new borrower.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.78% at
December 31, 2013 compared with 1.74% at September 30, 2013 and 1.67% at December 31, 2012.  The coverage ratio was 83.8% at year-end 2013 compared with 76.1% at the end of the trailing third quarter and 118.3% at year-end 2012.

Gary A. Kajtoch, Executive Vice President and CFO commented, “During the year we took actions to position the bank for long-term, sustainable growth.  Of note, our year-long efficiency and office consolidation initiative is now complete.  The Company relocated three corporate facilities into two existing and one new office.  We expect there to be some savings in occupancy costs and are clearly seeing improved collaboration within our organization, which was the primary objective.  This quarter was rewarding because of the strong growth in our loan portfolio, also all the while maintaining solid credit fundamentals.”

2013 Year in Review

Net interest income for 2013 was $28.3 million, an increase of $0.6 million, or 2.0%, over 2012, primarily due to strong growth in the Company’s commercial loan portfolio.  Although still historically strong, the decreased interest rate environment resulted in a compression of the net interest margin to 3.74% in 2013 from 3.84% in 2012.

The Company’s provision for loan and lease losses increased to $1.5 million in 2013 from a release of $68 thousand in 2012.  The year-over-year change was mainly attributable to the release of $0.9 million in the leasing provision after continued improvement in the portfolio’s performance in 2012 and the
$0.6 million in provision realized in the third quarter of 2013 due to the termination of the FDIC loss share agreement.  Non-performing loans and leases increased by $5.4 million to $13.7 million in 2013, from $8.2 million in 2012, due to the addition of the restructured commercial loan discussed above.

Non-interest income was $12.2 million for 2013, down $0.7 million from 2012.  This decrease was mainly attributable to a $1.6 million impairment on a tax credit investment in a community-based project in the current year, which had a related $1.8 million tax credit, as discussed below.  The loss was partially offset by a $0.7 million gain realized in the third quarter from the termination of the FDIC loss sharing agreement, which had a corresponding $0.6 million increase in provision for loan and lease losses, as detailed above.  Positively impacting non-interest income were year-over-year increases in bank service charges of $0.2 million, insurance revenue of $0.2 million, and interchange fees of $0.1 million.

Non-interest expense increased $0.6 million, or 2.0%, to $29.4 million in 2013.  The increase reflects higher salaries and employee benefits of $0.5 million due to merit increases, rising health care costs, and the addition of new employees as part of the Company’s planned growth strategy.  Also contributing to the increase were occupancy expenses related to a new Williamsville branch and software write-offs from discontinued projects.  Those increases were partially offset by lower amortization expense related to intangible assets, a reduction in professional services expense, and a decrease in maintenance expense.

Income tax expense for the year was $1.7 million, representing an effective tax rate of 18.0% compared with an effective tax rate of 31.5% in 2012. The difference is driven by a $1.8 million tax credit benefit realized in 2013 relating to a historic tax credit investment in a community project.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income, the current year effective tax rate was 31.5%.

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.36% at December 31, 2013.  Book value per share was $19.21 at December 31, 2013 compared with $18.72 at September 30, 2013 and $17.94 at December 31, 2012.  Tangible book value per share at December 31, 2013 was $17.26, up 8.4% from the end of the fourth quarter of 2012 and up 3.0% from the trailing third quarter of 2013.

Mr. Nasca concluded, “2013 was an outstanding year for the Company; however, we expect continuing challenges for the financial services industry, such as strong competition, and interest rate and regulatory pressures, to continue into 2014 and beyond.  We are confident our leading community banking franchise will continue to succeed in strategically addressing these challenges. Our efforts are expanding to include alternative distribution channels, allowing us to capture and serve a larger customer base whose interactions with banks are changing.  Our focus on the customers and the communities we serve is vital to our ongoing success.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $833 million in assets and $707 million in deposits at December 31, 2013. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012
ASSETS
Investment Securities	$104,880	$99,175	$99,329	$98,220	$99,056
Loans	646,996	625,555	607,442	587,157	581,283
Leases	-	-	337	929	1,612
Allowance for loan and lease losses	(11,503)	(10,890)	(10,259)	(10,154)	(9,732)
Goodwill and intangible assets	8,209	8,249	8,305	8,367	8,429
All other assets	84,916	104,871	111,120	139,195	129,028
Total assets	$833,498	$826,960	$816,274	$823,714	$809,676

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	139,973	140,423	132,820	123,084	123,405
NOW deposits	65,927	66,095	67,736	73,016	65,753
Regular savings deposits	390,575	383,766	379,782	391,739	380,924
Time deposits	110,137	112,341	112,076	110,461	108,910
Total deposits	706,612	702,625	692,414	698,300	678,992
Borrowings	33,680	34,509	34,872	37,113	42,441
Other liabilities	12,495	11,191	11,703	11,806	13,416
Total stockholders' equity	$80,711	$78,635	$77,285	$76,495	$74,827

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,201,362	4,200,207	4,198,596	4,190,257	4,171,473
Book value per share	$19.21	$18.72	$18.41	$18.26	$17.94
Tangible book value per share	$17.26	$16.76	$16.43	$16.26	$15.92
Tier 1 leverage ratio	10.36%	10.27%	10.06%	9.87%	9.69%
Tier 1 risk-based capital ratio	13.64%	13.84%	14.17%	14.02%	13.41%
Total risk-based capital ratio	14.90%	15.10%	15.42%	15.28%	14.67%

ASSET QUALITY DATA
Total non-performing loans and leases	$13,733	$14,311	$13,456	$8,036	$8,229
Total net loan and lease charge-offs (recoveries)	(231)	143	(25)	28	346

Non-performing loans and leases/ Total loans and leases	2.12%	2.29%	2.21%	1.37%	1.38%
Net loan and lease charge-offs/ Average loans and leases	(0.15)%	0.09%	(0.02)%	0.02%	0.24%
Allowance for loans and leases to total loans and leases	1.78%	1.74%	1.69%	1.73%	1.67%

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2013	2013	2013	2013	2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest income	$8,305	$8,149	$7,993	$7,956	$8,409
Interest expense	961	975	991	1,130	1,309
Net interest income	7,344	7,174	7,002	6,826	7,100
Provision for loan and lease losses	236	774	80	450	(129)
Net interest income after provision	7,108	6,400	6,922	6,376	7,229

Deposit service charges	510	540	506	482	498
Insurance service and fee revenue	1,579	1,906	1,726	1,999	1,604
Bank-owned life insurance	158	108	129	113	120
Other income	771	64	853	716	1,060
Total non-interest income	3,018	2,618	3,214	3,310	3,282

Salaries and employee benefits	4,604	4,637	4,225	4,289	4,083
Occupancy	761	695	738	816	776
Repairs and maintenance	189	169	187	178	213
Advertising and public relations	268	158	236	124	214
Professional services	478	480	480	454	463
Technology and communications	353	299	340	291	337
Amortization of intangibles	41	55	62	62	63
FDIC insurance	126	147	165	138	130
Other expenses	879	708	824	724	925
Total non-interest expenses	7,699	7,348	7,257	7,076	7,204

Income before income taxes	2,427	1,670	2,879	2,610	3,307
Income tax (benefit) provision	760	(779)	956	794	1,185
Net income	$1,667	$2,449	$1,923	$1,816	$2,122

PER SHARE DATA
Net income per common share - diluted	$0.39	$0.58	$0.46	$0.43	$0.51
Cash dividends per common share	$-	$0.26	$-	$-	$0.24
Weighted average number of
diluted shares	4,265,655	4,232,961	4,219,428	4,210,595	4,180,578

PERFORMANCE RATIOS
Return on average total assets	0.80%	1.20%	0.94%	0.89%	1.05%
Return on average stockholders' equity	8.35%	12.50%	9.86%	9.55%	11.33%
Efficiency ratio	73.90%	68.59%	70.43%	69.20%	68.78%

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2013	2013	2013	2013	2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

AVERAGE BALANCES
Loans and leases, net	$620,936	$604,283	$585,431	$575,953	$585,453
Investment securities	101,343	97,049	100,027	98,120	101,135
Interest bearing deposits at banks	41,414	55,102	74,617	78,426	63,797
Total interest-earning assets	763,693	756,434	760,075	752,499	750,385
Non-interest earning assets	65,143	62,461	60,814	61,314	58,617
Total Assets	$828,836	$818,895	$820,889	$813,813	$809,002

NOW	65,764	66,926	69,698	67,836	62,245
Regular savings	355,426	356,939	356,616	359,434	355,327
Muni-vest savings	31,508	22,367	28,916	21,348	28,991
Time deposits	111,042	111,774	111,615	110,209	108,447
Total interest-bearing deposits	563,740	558,006	566,845	558,827	555,010
Other borrowings	35,806	34,690	36,704	43,693	41,948
Total interest-bearing liabilities	599,546	592,696	603,549	602,520	596,958

Demand deposits	137,731	135,491	128,369	122,359	124,741
Other non-interest bearing liabilities	11,740	12,323	10,991	12,857	12,408
Stockholders' equity	79,819	78,385	77,980	76,077	74,895
Total Liabilities and Equity	$828,836	$818,895	$820,889	$813,813	$809,002

YIELD/RATE
Loans and leases, net	4.88%	4.93%	4.97%	5.04%	5.26%
Investment securities	2.77%	2.75%	2.68%	2.80%	2.74%
Interest bearing deposits at banks	0.29%	0.28%	0.24%	0.09%	0.09%
Total interest-earning assets	4.35%	4.31%	4.21%	4.23%	4.48%

NOW	0.48%	0.48%	0.49%	0.67%	1.05%
Regular savings	0.29%	0.30%	0.29%	0.35%	0.46%
Muni-vest savings	0.22%	0.21%	0.22%	0.28%	0.30%
Time deposits	1.58%	1.59%	1.62%	1.63%	1.70%
Total interest-bearing deposits	0.56%	0.58%	0.57%	0.64%	0.76%
Other borrowings	1.90%	1.95%	1.97%	2.20%	2.45%
Total interest-bearing liabilities	0.64%	0.66%	0.66%	0.75%	0.88%

Interest rate spread	3.71%	3.65%	3.55%	3.48%	3.60%
Contribution of interest-free funds	0.14%	0.14%	0.13%	0.15%	0.18%
Net interest margin	3.85%	3.79%	3.68%	3.63%	3.78%

Evans Bancorp Announces Near Record Net Income in 2013; Driven by Strong Loan and Deposit Growth

February 6, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)

	2013	2012
	Year to Date	Year to Date	Change

Interest income	$32,404	$33,377	(2.9)%
Interest expense	4,057	5,597	(27.5)%
Net interest income	28,347	27,780	2.0%
Provision for loan and lease losses	1,540	(68)	(2,364.7)%
Net interest income after provision	26,807	27,848	(3.7)%

Deposit service charges	2,038	1,858	9.7%
Insurance service and fee revenue	7,211	6,966	3.5%
Bank-owned life insurance	508	489	3.9%
Other income	2,404	3,510	(31.5)%
Total non-interest income	12,161	12,823	(5.2)%

Salaries and employee benefits	17,755	17,304	2.6%
Occupancy	3,010	2,785	8.1%
Repairs and maintenance	723	769	(6.0)%
Advertising and public relations	786	814	(3.4)%
Professional services	1,892	1,925	(1.7)%
Technology and communications	1,283	1,197	7.2%
Amortization of intangibles	221	349	(36.7)%
FDIC insurance	576	521	10.6%
Other expense	3,134	3,128	0.2%
Total non-interest expense	29,380	28,792	2.0%

Income before income taxes	9,588	11,879	(19.3)%
Income tax provision	1,731	3,747	(53.8)%
Net income	$7,857	$8,132	(3.4)%

PER SHARE DATA
Net income per common share - diluted	$1.85	$1.95	(5.2)%
Cash dividends per common share	$0.26	$0.68
Weighted average number of
diluted shares	4,240,144	4,159,690

PERFORMANCE RATIOS
Return on average total assets	0.96%	1.04%
Return on average stockholders' equity	10.06%	11.20%
Efficiency ratio	71.98%	70.05%